ASSET PURCHASE AGREEMENT

This AGREEMENT, made and entered into as of the 12th day of November, 1997, by and between PRECISE FABRICATING CORPORATION ("Precise") a Massachusetts corporation, and F&G REALTY TRUST ("F&G") a Massachusetts Trust (Precise and F&G are sometimes collectively referred to herein as (the "Sellers");

        A

            N

                D

L. B. FOSTER COMPANY,  a Delaware corporation (hereinafter "Buyer").

W I T N E S S E T H:

	WHEREAS, Precise is engaged in the business of fabricating metal products (hereinafter said business is referred to as the "Operations"); and

	WHEREAS, F&G owns the land and buildings which are or may be utilized by Precise in connection with the Operations.

	WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, subject to the terms and conditions herein set forth, substantially all of the Sellers' real estate, inventory, equipment, machinery and proprietary information relating to the Operations.

	NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties agree as follows:

1.	Assets to be Acquired

1.1	Included Assets - At the Closing, as defined in Section 3.1, and subject to the terms and conditions hereinafter set forth, the Sellers shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase the following property (the "Assets"), free and clear of all liens and encumbrances, subject to the exclusions in Section 1.2:

a.	All of Precise's equipment, truck, trailers, office
equipment, machinery, jigs, patterns and dies related to the Operations, including the property set forth in Exhibit 1.1(a) hereto, (the "Equipment");
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b.	All of Precise's inventory (including work-in-process)
acquired in the ordinary course of business and pertaining to the Operations (the "Inventory");

c.	All of Precises' trade account receivables arising in the
ordinary course of business, pertaining to the Operations and not older than 210 days from applicable invoice dates but excluding certain specifically identified Receivables. (the
"Receivables").

d.	All of Precise's rights with respect to (i) uncompleted
contracts for the sale of goods arising from the Operations and entered into in the ordinary course of business; (ii) vendors' uncompleted obligations to provide goods or services related to the Operations; and (iii) any other purchase order, quotation, industrial revenue bond or other item with respect to which Seller has assumed an obligation pursuant to Sections 1.3 (i),
(ii), (iii) and (iv) below: and (iv) insurance policies relating to the conduct of the Operations; provided, however, that the assignment of rights to such insurance policies shall not prejudice Precise's ability to obtain coverage under such policies to the extent that Foster is not adversely affected by Seller obtaining such coverage.

e.	The land and improvements (the "Real Estate") located in
Georgetown, Massachusetts described in the Contract for Purchase and Sale of Real Property attached hereto as Exhibit 1.1(e) (the
"Real Estate Contract").

f.	All proprietary information, intellectual property, books,
records and documents related to the Operations ("Proprietary Information"), including, without limitation, trade secrets, know-how, drawings, vendor lists, manufacturing documentation and processes, blueprints, patents, licenses, books and records, customer lists, trademarks, all contractual and other rights related to the drilling and burning machine, servicemarks and trade names including, Precise Fabrication or any variation thereof; and

g.	Covenants not to compete from each of Precise and F&G.

h.	All computer programs, software (to the extent transferable), telephone and fax numbers related to the Operations.

i.	Commissions or other fees attributable to Precises' shipments after Closing.

1.2	Exclusions From Assets - Notwithstanding anything to the
contrary provided in Section 1.1 hereof, the following assets of the Sellers shall not be included in the Assets to be purchased and sold hereunder, (collectively the "Excluded Assets"):

a.	Claims for refunds of taxes and other governmental charges
for periods ending prior to the Closing Date.

b.	Cash or cash equivalents existing on the Closing Date.

c.	Capital stock in Precise.

d.	Sellers' tax records.

e.	Prepaid deposits or expenses including, without limitation,
any deposits made pursuant to the Internal Revenue Code Section
444.

f.	Worker's compensation refunds.

g.	Toyota Avalon used by Franklin B. Davis and Jeep Cherokee
used by George H. Nelson, Jr.

h.	Property other than that included in Section 1.1 hereinabove.

1.3	Seller's Liabilities - Buyer shall not assume any of
Sellers' liabilities except (i) obligations for completion of those contracts for the sale of goods which arose in the ordinary course of business of the Operations and were either:
(A) identified when this Agreement was executed in Exhibit 4.5; or (B) are identified on the Closing Date pursuant to Section 4.5(f) and are acceptable to, or have previously been approved by, Buyer (the "Backlog"); (ii) F&G's monetary obligations with respect to the industrial revenue bond secured by the Real Estate (the "IRB)"): (iii) Precise's accounts payable other than identified accounts payable retained by Seller incurred and unpaid in the ordinary course of business and which relate to the Operations, together with earned, but unpaid, agent's consultant's or distributor's commissions relating to the Operations ("Accounts Payable") and the earned and unpaid vacation pay through December 31, 1997 of any of Sellers' employees who are employed by Buyer after the Closing ("Vacation Pay") to the extent, but only to the extent, that the sum of the amount of such assumed Accounts Payable and Vacation Pay plus obligations relating to the IRB is equal to or less than the Purchase Price, as defined in Section 1.4(a) and was deducted under Section 1.4(b) from amounts otherwise payable to Sellers;
(iv) obligations under outstanding written quotations, purchase orders, and commissions associated therewith, which are either:
(A) identified when this Agreement was executed in Exhibit 4.5; or (B) identified on the Closing Date pursuant to Sections

4.5(d) and 4.5(f) which arose in the ordinary course of business of the Operations and are acceptable to Buyer; and (v) registration fees and sales tax on trucks and trailers included
in the Assets.   Without limiting the generality of Buyer's
non-assumption of liabilities, Sellers' retained liabilities ("Sellers' Liabilities") shall include:

a.	Any costs, liabilities, expenses or obligations of Sellers
arising out of, being attributable to or occurring in connection with, the sale herein contemplated (including, but not limited to, any counsel fees, accountant fees, sales taxes, brokers' or finders' fees or liabilities attributable to non-compliance with the Bulk Sales or any similar act, except with respect to the Accounts Payable expressly assumed by Buyer).

b.	Any federal, state or local taxes imposed by reason of the
sale of the Assets pursuant to this Agreement; provided Buyer shall be responsible for the registration fees on trucks and trailers included in the Assets and for sales tax thereon.

c.	Any federal, state or local taxes of Sellers, whether current or deferred.

d.	Any costs, expenses, obligations, debts or liabilities (fixed or contingent, known or unknown) incurred by Sellers prior to or after the Closing Date, except for those limited obligations which Buyer has expressly assumed pursuant to the provisions of this Agreement.

e.	Any liabilities (fixed or contingent, known or unknown)
whether for damage to persons or property otherwise arising out of, being attributable to or occurring in connection with the conduct of the Operations including, but not limited to, liabilities arising out of, being attributable to or occurring in connection with (i) products manufactured, distributed or sold by Precise, or services provided by Precise, prior to the Closing Date or claimed defects in or warranty claims respecting the same; (ii) any violation of any laws, rules, regulations and orders (including, without limitation, any zoning, use, pollution, environmental, sanitation, safety or health laws, rules, regulations and orders) occurring or arising out of any state of facts in existence prior to the Closing Date; and (iii) with respect to contracts or obligations assumed by Buyer, any liabilities arising from any action when either of Sellers should have acted otherwise, or any improper or negligent action or improper or negligent omission by either of Sellers which materially contributed to such contracts or obligations being breached.
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f.	Any liability or obligation to any present or past employee
of Sellers or any of Sellers' predecessors, including, without limitation, any accrued vacation or sick leave pay, severance pay, unreimbursed employee expense or liability or obligation under any employee benefit plan subject to "ERISA" which was or is established or maintained by Sellers, any former or existing subsidiary of Seller or any member of the "Controlled Group" (as defined in Section 1563 of the Internal Revenue Code) of which Sellers or any such subsidiary are or have been a member.

g.	Any and all environmental liabilities, of whatever kind or
nature whatsoever associated with or arising from Sellers' activities prior to the Closing, the Operations prior to the Closing or the condition of the Real Estate prior to Closing or the presence of any solid waste, hazardous waste or other contaminants on or below the Real Estate prior to Closing.

h.	Such accounts payable, as Buyer may select, necessary to
reduce the amount of Accounts Payable assumed by Buyer to an amount not greater than the Adjusted Purchase Price.

I.	Any liabilities, expenses or obligations arising from or
relating to claims asserted by third parties to the extent that such claims arise from a failure to obtain such third party's consent to either (i) Buyer's assumption of obligations owed to such third party by either of Sellers; or (ii) Sellers' assignment to Buyer of rights which either of such Sellers had with respect to such third parties.

j.	Liabilities arising from the terminations of agency,
distributorship or other such agreements pursuant to Section 6.6 below.

k.	Any other liabilities or obligations of Seller which are not expressly assumed by Buyer.

l.	Accounts payable retained by Seller.

1.4	Purchase Price; Payment

a.	Purchase Price

	The purchase price for the Assets shall be the sum of: (i) for the Assets other than Inventory and Receivables (the "Fixed
Assets"), $3,592,300, decreased by the decline (excluding depreciation), if any, in the book value of Fixed Assets from June 30, 1997 to the Closing and increased by the amount, up to $130,000, spent by Precise for a copying machine and a drilling/burning machine, both of which are included in the Fixed Assets (the "Fixed Asset Price"); and (ii) for the

Inventory, the Inventory's book value at Closing (the "Inventory
Price"); and (iii) for the Receivables, 96% of the face amount of such Receivables, less an adequate reserve for bad debt (the
"Receivables Price").

b.	Deduction From Purchase Price

	There shall be deducted from the aggregate purchase price of the Assets the sum of: (i) Vacation Pay; (ii) all accrued interest, unpaid principal prepayment penalties and other monetary obligations related to the IRB; (iii) Accounts Payable;
and (iv) the amount which Precise has billed in excess of costs prior to Closing for raw materials relating to Backlog.

c.	Certifications

	On or prior to the Closing, Sellers shall certify in writing to Buyer as to the amount of each of the Fixed Asset Price, the Inventory Price, the Receivables Price and the amounts to be deducted from the Purchase Price pursuant to Section 1.4(b) above, which certifications shall be supported by reasonably detailed calculations. A condition precedent to either party's obligation to close shall be Buyer's agreement to the amounts so certified, which agreement shall not prejudice either parties' rights under Section 1.4(e) with respect to post-closing adjustments

d.	Closing Payments

	At the Closing, Buyer, pursuant to the certification and agreement contemplated in Section 1.4(c), shall pay, to Sellers, after deducting such amounts as the parties have preliminarily determined are deductible under Section 1.4(b), the sum of the Fixed Asset Price, 80% of the Inventory Price and 60% of the face amount of the Receivables, less an adequate reserve for bad debt, by depositing $500,000 into escrow pursuant to the Escrow Agreement in the form of Exhibit 1.4(d) hereto and paying to Sellers the balance in immediately available funds.

e.	Post Closing Adjustments

	Within forty-five (45) days after the Closing Date, Buyer shall conduct an audit to determine as of the Closing, the book value of the Fixed Assets and Inventory, and  the amount properly
deductible under Section 1.4(b), and Sellers shall be given full opportunity to participate in such audit.  Within this
forty-five (45) day period, Buyer shall advise Sellers in
writing of the results of the audit and provide them with a copy of the audit report.  Such notice shall be accompanied by a
check in the amount of the balance, if any, owed with respect to the Fixed Assets or Inventory or by a request for reimbursement to the extent the amount paid by Buyer at Closing exceeded the properly calculated portion of the purchase price allocable to the Fixed Assets and Inventory, after the deductions set forth
in Section 1.4(b).   Sellers shall, within ten (10) days after
receiving such notice, reimburse Buyer for any overpayment made by Buyer. If the parties are unable to agree as to the balance due or the amount to be reimbursed, either party may refer the dispute to binding arbitration, which shall be conducted in accordance with the rules and procedures of the American Arbitration Association and which shall constitute the exclusive method for resolving any such dispute.

f.	Receivables

	After Buyer has collected from the Receivables an amount equal to the amount initially paid at Closing by Buyer (60% of the face amount of the Receivables, less an adequate reserve for bad debt) for such Receivables (the "Initial Receivables Payment"),
Buyer shall thereafter, on the 20th day of each month, remit to Sellers 90% of the additional amounts (in excess of the Initial Receivables Payment) collected by Buyer from the Receivables during the preceding month. As used herein amounts "collected" by Buyer shall be amounts remaining after the deduction of Buyer's out-of-pocket collection expenses incurred with Precise's consent. If, within 180 days after Closing, the Buyer has not collected an amount equal to the Initial Receivables
Payment, Sellers shall, at Buyer's option, pay to Buyer the difference between the Initial Receivables Payment and the amount collected by Buyer, whereupon ownership of all uncollected Receivables shall revert to Precise. Unless a customer specifically allocates a payment to a later outstanding balance, all payments shall be applied against the oldest outstanding balance.

g.	Definition of Book Value; Work in Process Valuation

	As used herein, "book value" shall be determined in accordance with, generally accepted accounting principles, consistently applied, with Inventory (subject to the immediately succeeding paragraph with respect to work-in-process) being valued at the lower of cost or market, and with the value of the work-in-process component of Inventory being principally derived from job estimates.

	The value of work-in-process will be calculated based on job estimates, with the value of on hand materials being the value of the materials contained in the estimate plus the mark up in the estimate. The value of applied labor will be based on the percentage of completion, multiplied by the estimated contract value of the total labor, which shall include the estimated profit. The sum of these two values will be the work-in-process component of Inventory.

2.	Transfer and Assignment of Assets; Liabilities

2.1	Instruments of Conveyance and Transfer - The conveyance,
transfer, assignment and delivery of the Assets, other than real estate, shall be effected by the Sellers' execution and delivery to the Buyer, on the Closing Date, of a bill of sale and assignments in the forms attached hereto collectively as Exhibit 2.1, together with such other bills of sale, endorsements, assignments and other instruments of transfer and conveyance in form and substance sufficient to vest in the Buyer all of the

	Sellers' right, title and interest in and to the Assets, other than real estate, and as shall reasonably be required by Buyer or its counsel.

2.2	Real Estate Contract - The Real Estate shall be conveyed
pursuant to the provisions of the Real Estate Contract, which the parties agree to execute concurrently with the execution of this Agreement.

2.3	Assignment of Certain Contracts and Rights; Assumption of
Certain Obligations - The conveyance, transfer, assignment and delivery of Sellers' rights and obligations under certain contracts commitments and rights shall be effected by Sellers' and Buyer's execution of an Assignment and Assumption Agreement in the form of Exhibit 2.3 hereto. The Sellers shall use their best efforts prior to and, if necessary, after the Closing Date to obtain such consents or approvals as may be required for the assignment or transfer of the contracts, agreements, commitments and rights to be transferred to the Buyer hereunder. If any such consent or approval is not obtained, the Sellers and the Buyer agree to cooperate in any reasonable arrangements designed to provide for the Buyer all of the benefits under such contract, agreement, commitment or right, including enforcement for the benefit of the Buyer, at the Sellers' expense, of any and all rights of the Sellers against the other party or parties thereto.

2.4	Further Assurances - The Sellers agree that, at any time and from time to time on and after the Closing Date, they will, upon the request of the Buyer and without further consideration, take any and all steps reasonably necessary to place the Buyer in possession and operating control of the Assets, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required in order fully to transfer, assign, convey, grant, assure and confirm to the Buyer, or to aid and assist in the collection of or reducing to possession by the Buyer of all of the Assets, or to vest in the Buyer good, valid and marketable title to such Assets.

3.	Closing

3.1	Closing Date and Time - The closing of the transactions
provided for herein ("the Closing") shall be deemed to have taken place at 10:00 a.m. local time on November 12, 1997 at the offices of Lourie & Cutler, P.C. or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is referred to herein as the "Closing Date".

4.	Representations and Warranties of Sellers

The Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

4.1	Organization and Standing - Each of the Sellers is duly
organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or formation, with full power and authority to sell, own, operate and lease the businesses and Assets owned, operated and leased by it, to carry on the business as now being conducted by it, to enter into this Agreement and to perform all of its obligations hereunder. Each of the Sellers is duly qualified and is authorized to do business and is in good standing in each jurisdiction, domestic and foreign, where the character of the Assets or the nature of the Operations makes such qualification necessary.

4.2	Authority - The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each Seller. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms and provisions hereof, will (a) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws, Trust Agreement or other governance documents of any of the Sellers; or (b) with or without the giving of notice or lapse of time or both, conflict with or result in a breach or violation of, or default or loss of a benefit under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which any of the Sellers is a party or by which any of the Sellers is otherwise bound or which would otherwise affect the Assets or the Operations; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the

Sellers, the Assets or the Operations. No consent, approval, or authorization of, or filing or registration with, any governmental or regulatory authority is required to be obtained by any of the Sellers in connection with the execution and delivery of this Agreement or by the consummation of transactions contemplated hereby.

4.3	Financial Information - Precise's Audited Financial
Statements, which appear as Exhibit 4.3, are in accordance with the books and records of Precise, are true and complete in all material respects and were prepared in accordance with generally accepted accounting principles consistently applied so as to accurately present the assets and liabilities of Precise as of the date thereof and the results of Precise's Operations for the periods shown therein. Since June 30, 1997, Sellers have conducted the Operations so that none of the activities listed in Section 6.2(a) have occurred and all of the activities listed in Section 6.2(b) continuously have occurred.

4.4	Title to Properties, Absence of Liens and Encumbrances - The
Seller has, and shall transfer and convey to Buyer, good and valid title to all of the Assets, in each case free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever except for permitted encumbrances under the Real Estate Contract. All contract rights, owned by the Sellers are (and when transferred and conveyed to the Buyer will be ) valid, subsisting and in full force and effect in accordance with their terms. The conduct of the Operations does not violate any patent or other rights held by third parties.

4.5	List of Properties, Contracts and Other Data

	Exhibit 4.5 hereto sets forth, with respect to the Operations or the Assets as of the date hereof, the following:

a.	All patents, trademarks, trade names, copyrights and
servicemarks, and all registrations therefor unexpired as of the date hereof, all applications pending therefor on said date and all other proprietary rights included in the Assets;

b.	All licenses granted by or to any of the Sellers and all
other agreements to which any of the Sellers is a party which relate, in whole or in part, to any intellectual property mentioned in Section 4.5(a) above or to other proprietary rights included in the Assets;

c.	All collective bargaining agreements, employment and
consulting agreements, and all other binding agreements relating to employment or to the retention of any consultants, and all other plans, programs, arrangements or materials providing for benefits to employees employed in the Operations;

d.	All unperformed and outstanding written quotations, purchase orders and the like for the sale or purchase of goods which arise in the ordinary course of business, pertain to the Operations, and are with persons or entities unaffiliated with either of the Sellers, together with any commissions arising from such purchase orders which will be payable to third parties that are not affiliated with Sellers. The information required under this Section 4.5(d) shall be supplemented as to the Closing Date so as to render such information accurate as of the Closing Date.

e.	All significant contracts, understanding and commitments
(including, without limitation, mortgages, industrial revenue bonds, indentures and loan agreements) to which any of the Sellers is a party, or which relate to the Operations and which are not specifically referred to in (a), (b), (c) and (d) above, or (f) below; and

f.	All Backlog, identifying the customers,  products, purchase
orders and amounts previously billed under such purchase orders.
 The information required under this Section 4.5(f) shall be supplemented as of the Closing Date so as to render such information accurate as of the Closing Date.

g.	All computer programs or software used in the Operations.

h.	All Receivables.

Except as disclosed in Exhibit 4.5, none of the Sellers has been notified of any claim, or otherwise has reason to believe, that any lease, license, patent or other proprietary right, agreement or contract referred to in such Exhibit 4.5 is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such lease, license, patent or other proprietary right, agreement or contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default or that any such lease, license, patent or proprietary right is not fully transferable to Buyer so as to enable Buyer to receive the benefit thereof.

4.6	Litigation - Except as listed and described in Exhibit 4.6,
there are no actions, suits, proceedings, claims, investigations or examinations pending or, to the knowledge of any of the Sellers, threatened which arise from the use of any of the Assets or the conduct of the Operations, or which question the validity or seek to prevent the consummation of this Agreement or the transactions contemplated hereby, whether at law or in equity, before or by any federal, state or local court or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as set forth in
Exhibit 4.6, no lawsuit seeking more than $25,000 in damages has been filed against either of the Sellers during the preceding five (5) years.

4.7	Taxes

a.	All returns, including estimated tax returns, required to be filed on or prior to Closing Date by any of the Sellers with respect to any federal, state, local, foreign and other income, franchise, capital stock, employees' income withholding, nonresident alien withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer and other taxes, including any interest, penalties, or additions to tax in respect of the foregoing (all the foregoing collectively referred to as "Taxes"), which, if unpaid, might result in a lien upon any of the Assets have been duly filed and are true, correct and complete, and all Taxes payable pursuant thereto have been paid.

b.	All returns, including estimated tax returns, required to be filed after the Closing Date by any of the Sellers with respect to Taxes which, if unpaid, might result in a lien on any of the Assets will be duly filed and will be true, correct and complete, and all Taxes payable pursuant thereto will be paid.

c.	No deficiency or adjustment in respect  of any Taxes which
was assessed against any of the Sellers and which might result in a lien on any Assets remains unpaid and the Sellers have no knowledge of any assessed deficiency proposed or any audits or investigations pending or threatened with respect to any such Taxes against any of the Sellers.

4.8	Employee Relations

a.	Exhibit 4.8(a) contains a true and complete list of all
pension, thrift, savings, profit sharing, bonus, incentive, medical, insurance, benefit, employee welfare, retirement, disability, group insurance, stock purchase, stock option, stock appreciation, executive or deferred compensation, group life insurance, hospitalization insurance or other fringe or employee benefit plans, programs or arrangements, and any employment or consulting contracts, collective bargaining agreements, severance agreements or plans, or vacation or sick leave plans, and all employee manuals or other written statements of policies or practices relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Precise or, to the extent related to the Operations, F&G (collectively, the "Employment Agreements").

b.	The Sellers have in all material respects performed all
obligations required by the terms of the above-described Employment Agreements to be performed thereunder, and are not in violation in any material respect of, and have no knowledge of any material default or violation by any other party to, any of the Employment Agreements.

c.	Except as set forth in Exhibit 4.8(c), there are no
controversies pending or threatened between the Sellers and any of their employees, former employees, employees' collective bargaining representatives, job applicants or any association or group of such persons. The Seller has complied in all material respects with all federal, state, local or foreign laws relating to the employment of labor, including any provisions thereof relating to wage, hours, and the payment of social security and similar taxes, and are not liable for any arrears of wages, or any taxes or penalties for failure to comply with any of the foregoing.

d.	Except as set forth in Exhibit 4.8(d), none of the Sellers
(i) is a party to, otherwise involved in, or, to the best of its knowledge, threatened by, any labor dispute, unfair labor practice charge or other administrative, governmental, judicial or appellate proceeding or investigation directly or indirectly arising out of the wages, hours or other terms or conditions or employment of any person who applied for employment, or was or is now employed, by any of the Sellers; (ii) is currently negotiating, or is subject to any order, judgment, decree or injunction of any court, regulatory authority, arbitrator or other tribunal requiring it to negotiate, any collective bargaining agreement with regard to persons employed by the Sellers; or (iii) has experienced any stoppage of work whatsoever during the preceding three (3) years.

e.	Buyer is not assuming and Sellers shall retain all
responsibilities for any liability associated with the Employment Agreements.

f.	Nothing in this Agreement, expressed or implied, is intended to confer upon Sellers' employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, without limitation, any rights of employment.

4.9	Inventories - The Inventory consists of inventories of the
kind, quality and condition normally used or produced in the Operations and all Inventory is of domestic origin with proper material certifications, except to the extent set forth in
Exhibit 4.9 The quantities of each type within the Inventory are not excessive but are reasonable and warranted in the present circumstances of the Operations. All work-in-process and finished goods inventory is free of any defect or deficiency.

4.10	Government Approvals - Exhibit 4.10 hereto contains a true
and correct list of all material authorizations, consents, licenses, permits, orders and other registrations and permits of all governmental agencies (including building, occupancy, and environmental permits), whether federal, state or local, domestic or foreign, required to permit the conduct of the Operations as presently conducted.

4.11	Insurance - Exhibit 4.11 contains a true and complete list
of all policies and binders of insurance covering any of the Assets or relating to the Operations. Except as described on such Exhibit 4.11, no claim in excess of $5,000 has been made under any such policy or any similar policy during the past five
(5) years. Prior to Closing, Seller shall have extended its general liability policy through June 14, 1999.

4.12	No Defaults - None of the Sellers is in violation of or in
default with respect to any contract, agreement, lease, mortgage or other instrument, or any covenant or restriction or any law, rule, regulation, order, writ or decree of any court or of any governmental department, commission, board, bureau, agency or instrumentality, federal, state, local, domestic or foreign, which violation or default would or, so far as can reasonably be foreseen, could have a material adverse affect on the Assets or the Operations, or on the ability of any of the Sellers to perform their obligations hereunder, and there has not occurred any event which, with notice or lapse of time or both, would constitute such a violation or default.

4.13	Brokers - Except for Seller's retention of O'Conor, Wright
Wyman, Inc., the Sellers have not engaged or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone's so acting, or knows of any claim for compensation for so acting or of any basis for
such a claim.   Sellers shall be solely liable for any fees or
costs payable to O'Conor, Wright Wyman, Inc.

4.14	Compliance with Applicable Law  - The conduct of the
Operations does not violate or infringe upon any, and is in compliance with all, domestic or foreign laws, statutes, ordinances or regulations or any right or patent, trademark, trade name, copyright, know-how or other proprietary right of third parties, the violation or infringement of which would adversely affect the Operations.

4.15	Violations - Sellers have received no notice of any
violation of any building, fire, zoning, environmental, health or other law with respect to the Operations within the last five
(5) years.

4.16	Assigned Contracts - With respect to any contracts,
including the Backlog, to be assigned to or assumed by Buyer, Sellers have neither billed nor received funds disproportionate to the amount of goods shipped or services performed.

4.17	Adverse Effects - None of the representations or warranties
of Sellers contained herein and none of the other information or documents furnished or to be furnished to Buyer or any of its representatives by Sellers or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or, to the best of Sellers' knowledge, omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

4.18	Condition and Sufficiency of Plant and Equipment - The
buildings, plants, structures and Equipment included with the Assets are structurally sound with no known defects, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such building, plants, structures or Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, land, Equipment and Proprietary Information included within the Assets are sufficient for the continued conduct, substantially as conducted at any time since June 30, 1997, of the Operations after the Closing.

4.19	Certification - Precise possesses AISC certification for
complex buildings and complex bridges. A copy of such certification is attached hereto as Exhibit 4.19.



4.20	Approved Fabrication - Except for products identified in
Exhibit 4.20, Precise is on the Massachusetts Highway
Department's list of approved fabricators for all products sold by Precise for the three year period prior to June 30, 1997.

4.21	Preferences - Except as set forth in Exhibit 4.21, Precise
has not obtained any business or sales due to Precise being a small business domiciled in Massachusetts or the beneficiary of any other preference that Precise knows or should know may not be available to Foster.

4.22	Receivables - The Receivables have arisen from bona fide
transactions in the ordinary course of business and consistent with past practice. Except as otherwise consistent with past practice, each sale involved with respect to a Receivable will have been sold and delivered to the account obligor, and no further goods or services will be required to be provided in order to complete such sale and to entitle the Seller or their respective assignees to collect the Receivable in full. No Receivable has been or will have been assigned or pledged to any other person, firm or corporation and no defense or setoff to any such Receivable has been asserted by the account obligor.

5.	Representations and Warranties of Buyer

	The Buyer hereby represents and warrants to Sellers as follows:

5.1	Organization and Standing - The Buyer is a corporation duly
organized and validly existing under the laws of the State of Delaware. The Buyer has full corporate power and authority to acquire, own, lease and operate the Assets to be conveyed to it, to carry on the Operations, to enter into this Agreement and to perform all of its obligations hereunder.

5.2	Authority

a.	The execution and delivery by the Buyer of this Agreement,
and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance with or fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of the Buyer; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its assets or properties, which breach, violation, conflict or default would have a material adverse effect on the Buyer.

b.	No consent, approval or authorization of, or filing or
registration with, any governmental or regulatory authority is required to be obtained by the Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.3	Brokers - The Buyer has not engaged or authorized any
broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, nor has it consented to or acquiesced in anyone's so acting, or knows of any claim for compensation for so acting or of any basis for such a claim.

6.	Covenants of the Seller

6.1	Access to Properties, Books and Records; Title Reports

Prior to the Closing Date, the Sellers shall, at the Buyer's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of the Buyer, reasonable access to all suppliers, agents, distributors, consultants, employees, properties, books and records relating to the Assets and the Operations and shall permit such persons, at Buyer's expense, to make copies of such books and records and to discuss with said suppliers, agents, distributors, consultants and employees the transactions herein contemplated. The Buyer will treat all information obtained pursuant to this Section 6.1 as confidential unless and until the purchase and sale of the Assets shall be consummated. No investigation by Buyer or any of its representatives pursuant to this Section 6.1 shall affect any representation, warranty or closing condition of any party hereto. Sellers waive the provisions of any previously executed confidentiality agreement to the extent necessary or appropriate to permit the investigation contemplated herein. Sellers also waive the provisions of the confidentiality agreement to the extent necessary or appropriate to permit Buyer to discuss the prospects of the Operations and the Products related thereto with Sellers' customers.

6.2	Conduct of Operations

a.	Except with the prior written consent of the Buyer, the
Sellers shall not prior to the Closing Date:

	(i)	mortgage, pledge or subject to any lien, security interest
or	encumbrance, any of the Assets;

(ii)	sell, assign, transfer, lease or otherwise dispose of any
of the Assets, except for sales of inventory in each case for fair value in the ordinary course of business and consistent with past practice;

(iii)	amend, terminate or waive any right of material value
relating to the Operations;

(iv)	other than in the ordinary course of business, enter into,
modify, amend or assume any contract, agreement, obligation, lease, license or commitment relating to the Operations which by its terms requires performance subsequent to the Closing Date or which involves an aggregate monetary commitment or exposure for all such contracts in excess of $50,000;

(v)	incur any obligation or liability (fixed or contingent),
except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, which will not either individually or in the aggregate adversely affect the Operations;

(vi)	transfer or grant any rights under any concessions, leases,
licenses, patents, inventions, trademarks, trade names, servicemarks or copyrights or with respect to any know-how, in each case included in the Assets;

(vii)	prebill for unperformed services or unshipped goods or
bill any amount disproportionate to services performed or goods shipped; or

(viii)	agree to commit to do any of the foregoing.

b.	Except as otherwise permitted by this Agreement or with the
prior written consent of the Buyer, prior to the Closing Date, the Sellers shall:

(i)	conduct the Operations as presently operated and only in the ordinary course and consistent with past practice and use their best efforts to preserve intact each of their respective business organizations (including the retention of those key employees which Buyer identifies in writing as "Key Employees") and to preserve their relationships with and goodwill of their customers, suppliers and other persons having business dealings with them;

(ii) 	maintain in force all existing casualty and liability
insurance policies and fidelity bonds relating to the Assets or the Operations, or policies or bonds providing substantially the same coverage;

(iii)	advise the Buyer in writing of any material adverse change
or any event, to cause a material adverse change in the condition (financial or otherwise), assets, liabilities or earnings of the Sellers;

(iv)	maintain all of the Assets in good operating condition,
reasonable wear and tear excepted, consistent with past practice, and take all steps reasonably necessary to maintain the intangible Assets; and

(v)	maintain, consistent with past practice, all inventories,
spare parts, office supplies and other expendable items included in the Assets;

(vi)	bill customers only in amounts proportionate to services
actually performed or goods actually shipped; and

(vii)	pay creditors in accordance with normal practices and in
the ordinary course of business.

6.3	Non-Competition; Confidentiality - For a period of sixty
(60) months after the Closing Date, neither of the Sellers shall, nor shall they permit their respective subsidiaries to, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with the design, development, manufacture, fabrication, or sale of any product which is the same or similar to products associated with the Operations as they have been conducted by either of the Sellers at any time prior to the Closing Date or engage, directly or indirectly, in any fabricating or manufacturing technique, method or process similar to any of those utilized in or applicable to the Operations; provided, however, that nothing contained in this
Section 6.3 shall in any manner prohibit the ownership or acquisition by any of the Sellers or such subsidiaries of five percent (5%) or less of the outstanding voting securities of any publicly held corporation or other business enterprise. The Sellers agree that the remedy at law for any breach by them of this Section 6.3 would be inadequate and the Buyer would be entitled to injunctive relief in such a case, as well as any other remedies provided herein or at equity or in law. It is the intent and understanding of each party hereto that if in any action before any court or agency legally empowered to enforce this Section 6.3, any term, restriction, covenant or promise in this Section 6.3 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

Sellers agree to regard and preserve as confidential all Proprietary Information pertaining to the Operations that has been or may be obtained by Sellers, whether Sellers had such information in its memory or in writing or other physical form. Sellers will not, without written authority from the Buyer to do so, use for Sellers' benefit or purposes, nor disclose to others, any Proprietary Information connected with the Operations.

For purposes of this Agreement, "Proprietary Information" shall mean any information relating to Operations and shall include (but shall not be limited to) information encompassed in all drawings, designs, plans, proposals, marketing and sales plans, financial information, costs, pricing information, customer information and all methods, concepts or ideas in or reasonably related to the Operations.

6.4	Use of Names - Sellers agree that from and after the Closing
Date, neither they nor any of their affiliates shall directly or indirectly own, manage, operate, control or otherwise participate in any business using the name Precise or any variant thereof and that none of them will license, grant, transfer or otherwise authorize or encourage the use of such name or any variant thereof. As promptly as practicable after the Closing Date, Precise shall cause its corporate name to be changed to a name which does not contain the word "Precise" or any similar word.

Without limiting the right of Buyer to pursue all other legal and equitable rights available to it for violation of this
Section 6.4, Sellers agree that other remedies cannot fully compensate Buyer for such a violation and that Buyer shall be entitled to injunctive relief to prevent violation or continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 6.4, any term, restriction, covenant or promise in this Section 6.4 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

6.5	Payment of Creditors - Seller shall cause all of Sellers'
Liabilities to be satisfied in the ordinary course of business.

6.6	Termination of Agents, Distributors, etc. - Upon the request of Buyer, and subsequent to the Payment Date, Sellers shall terminate, in accordance with the provisions of any relevant agreement, any agent, distributorship, consulting or similar agreement that relates to the Operations and to which either of the Sellers is a party. Nothing herein shall be deemed to require Sellers to terminate any agreement prior to the date it is terminable by notice in accordance with its terms.

6.7	Pre-Closing Claims - Sellers shall retain responsibility for and continue to pay all hospital, medical, life insurance, disability, pension, supplemental unemployment and other welfare or ERISA plan expenses and benefits for each of their respective employees who is hired by Buyer with respect to claims incurred by such employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims by any person employed by Buyer or their covered dependents which arise from occurrences on or after the Closing Date shall be the responsibility of Buyer, subject to Sellers' COBRA continuation obligations, in accordance with the terms of any applicable welfare plan maintained for such employees by Buyer. Sellers will retain responsibility for, and continue to pay, any life, health, pension or other welfare or retirement benefits payable to each employee of Sellers' who retired prior to the Closing
Date.

6.8	Severance Pay - Sellers will retain responsibility for, and
will make, payment of any severance pay that may become payable after the Closing Date to any of their respective employees as a result of the termination by either of Sellers of such employees employment.

7.	Public Announcements

Neither Sellers nor the Buyer intend to make any public announcement or press release, or otherwise disclose any information relating to the execution of this Agreement or any transactions contemplated hereby prior to the Closing Date.
Each party, however, reserves the right to make such statements as are appropriate, in the opinion of its counsel, under the securities laws of the United States or any state thereof, by the rules or regulations of NASDAQ, or by applicable law; provided, however, that prior to making any such statements, the party desiring to make the statement shall give reasonable notice to the other party so as to afford the other party the opportunity to comment on the statement.

8.	Conditions to Obligations of Sellers

The obligations of the Sellers to sell the Assets hereunder are subject to the fulfillment, on or before the Closing Date, of each of the following conditions:

8.1	Compliance with Agreement - The Buyer shall have performed
in all material respects all obligations which it is required to perform under this Agreement on or before the Closing Date.

8.2	Representations and Warranties - The representations and
warranties made by the Buyer herein shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such time.

8.3	Certificate of Buyer - On the Closing Date, the Buyer shall
have delivered to the Sellers a certificate, duly executed by an executive officer of Buyer, as to the fulfillment of the conditions set forth in Sections 8.1 and 8.2 hereof.

8.4	All Proceedings to be Satisfactory - All corporate and other proceedings to be taken by the Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Sellers and their counsel, and the Sellers and their counsel shall have received all such certified or other copies of such documents as it or they may reasonably request.

8.5	Opinions of Counsel - The Sellers shall have received the
written opinions of David L. Voltz, General Counsel of Buyer, dated and delivered as of the Closing Date, substantially to the effect set forth in Exhibit 8.5 hereto.

9.	Conditions to Obligations of Buyer

The obligations of the Buyer to purchase the Assets hereunder are subject to the fulfillment, on or before the Closing Date, of each of the following conditions:

9.1	Compliance with Agreement - Each of the Sellers shall have
performed in all material respects all obligations which it is required to perform under this Agreement on or before the Closing Date.

9.2	Representations and Warranties - The representations and
warranties made by the Sellers herein shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such time.

9.3	Certificate of Sellers - On the Closing Date, the Sellers
shall have delivered to the Buyer a certificate, duly executed by an executive officer, as to the fulfillment of the conditions set forth in Sections 9.1 and 9.2 hereof.

9.4	Board, Shareholder Approval - The boards of directors and
the shareholders of Precise shall have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

9.5	All Proceedings to be Satisfactory  - All corporate and
other proceedings to be taken by the Sellers in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request.

9.6	Opinions of Counsel - The Buyer shall have received the
written opinions of counsel for the Sellers, dated and delivered as of the Closing Date, substantially to the effect set forth in
Exhibit 9.6 hereto.

9.7	Consents and Approvals - There shall have been obtained all
consents, releases and/or approvals of third parties required, in Buyer's opinion, to permit Buyer both (i) to acquire at the Closing all of Sellers' rights, title and interest in and to the Assets; (ii) to conduct the Operations after the Closing in substantially the same manner as such Operations were conducted prior to the Closing; (iii) to release any colorable lien or encumbrances on the Assets, except for permitted encumbrances under the Real Estate Contract.

9.8	Carolina Steel - Buyer shall have been satisfied, in its
sole discretion, that it will have a substantially similar arrangement to that enjoyed by Precise prior to Closing with Carolina Steel Corporation after the Closing.

10.	Conditions Precedent to Obligations of Both Sellers and Buyer

Sellers' and Buyer's respective obligations to consummate the transactions contemplated herein shall each be subject to the fulfillment on or before the Closing Date, of each of the following conditions:

a.	Employment and Non-Compete agreements shall have been
executed by Buyer and Franklin B. Davis; and by Buyer and George
H. Nelson, Jr.

b.	The parties shall have made the joint determinations required under Section 1.4(c).

c.	Individual guaranties by each Franklin B. Davis and George H.
Nelson, Jr. of Sellers' obligations hereunder shall have been duly executed in form and content satisfactory to Sellers and Buyer.

d.	The IRB shall have been assumed by Foster on terms
satisfactory to Sellers and Foster.

e.	The Real Estate shall have been conveyed to Foster pursuant
to the provisions of the Real  Estate Contract.

11.	Termination

This Agreement may be terminated by mutual written consent of the Buyer and the Sellers.

12.	Bulk Sales Law

The Buyer and Sellers agree that Sellers need not comply with the provisions of any Bulk Sales Law, including, without imitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, if and to the extent applicable to the transactions contemplated by this Agreement. Sellers agree to indemnify and hold Buyer harmless from and against any and all claims, liabilities, damages, expenses and attorneys' fees arising from failure to comply with the Bulk Sales Act.

13.	Return of Funds; Assistance

In the event either of the Sellers receive funds subsequent to the Closing which belong to Buyer, Sellers shall cause such funds to be delivered to Buyer within 72 hours after either of Sellers initially received such funds. In the event Buyer should receive funds subsequent to the Closing which belong to either of the Sellers, Buyer shall cause such funds to be delivered to either of Sellers within 72 hours after Buyer initially received such funds.

14.	Warranty Work

If it is necessary or appropriate for Buyer to perform warranty work due to any defects in goods arising from Sellers conduct of the Operations prior to the Closing, Sellers shall, without limitation on any other rights or liabilities, reimburse Buyer for Buyer's actual and reasonable costs in performing such warranty work within thirty (30) days after Buyer's completion of such warranty work; provided that Buyer shall give Sellers notice prior to commencing such warranty work so as to provide Sellers with a reasonable time to investigate Sellers' responsibility for such warranty work.

15.	Amendment and Waivers

15.1	Amendments, Modifications, Etc. - At any time prior to the
Closing Date, this Agreement may be amended, modified or supplemented only by an instrument in writing executed and delivered on behalf of each of the parties hereto, which instrument when so executed and delivered shall thereupon become a part of this Agreement and the provisions thereof shall be given effect as if contained in this Agreement as of the date hereof.

15.2	Waivers - The representations, warranties, covenants or
conditions set forth in this Agreement may be waived only by a written instrument executed by the party so waiving. The failure of any party at any time or times to require performance of any provision thereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of any condition, or breach of any term, covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other condition or of the breach of any other term, covenant, agreement, representation or warranty contained in this Agreement.

16.	Survival of Representations and Warranties

All representations, warranties and covenants of the parties hereto contained in this Agreement or made pursuant hereto shall survive for twenty-four (24) months following the Closing and shall thereafter terminate except as to matters to which a party shall have given written notice of any claim within such period; provided, however, that (a) the covenants contained in Sections 2.1, 2.2, 2.3, 2.4, 6.3, 6.4, 6.5 6.6 and 28 shall survive until such covenants have been performed; (b) the covenant regarding confidentiality contained in Sections 6.1 and 7 (or any other obligation of confidentiality owed to Seller by Buyer) shall not survive beyond the Closing Date; and (c) no limitation shall exist with respect to Sellers' Liabilities.

17.	Indemnification

17.1	Indemnification by Sellers - Subject to the terms and
conditions of this Section 17, the Sellers hereby agree to indemnify and save harmless the Buyer and its affiliates from, against, for and in respect of:

a.	Sellers' Liabilities and any and all liabilities, obligations or claims, whether absolute, accrued, contingent or otherwise and whether a contractual, statutory, tax or any other type of liability, obligation or claim (including, without limitation, all reasonable costs and expenses, including reasonable attorney's fees, interest and penalties), suffered, sustained, incurred or required to be paid by the Buyer or its affiliates and arising from or relating to Operations or the use of the Assets on or prior to the Closing Date; and

b.	any and all damages, losses, obligations, liabilities,
claims, actions or causes of action, encumbrances, costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) suffered, sustained, incurred or required to be paid by the Buyer or any of its affiliates because of the untruth, inaccuracy or breach of any representation, warranty, covenant or agreement of any of the Sellers contained in or made pursuant to this Agreement; provided that any claim or indemnification pursuant to this paragraph 17.1(b) shall be asserted, by written notice, no later than twenty-four (24) months after the Closing Date (or, if such claim is based upon a covenant or agreement which, pursuant to
Section 16 hereof, survives until a later date, then such claim shall be so asserted prior to such later date; provided, however, that the provisions of this Section 17.1(b) shall be inapplicable until the aggregate amount of liabilities, obligations, damages, and expenses suffered or sustained by the Buyer or to which Buyer becomes subject which would otherwise be covered by the indemnity in this Section 17.1(b) exceeds in the aggregate Fifty Thousand Dollars ($50,000). The above proviso shall not, however, be applicable to: (i) the determination of deductions from the Purchase Price pursuant to Section 1.4(b);
(ii) the obligation to make post-closing adjustments pursuant to
Section 1.4(e), (iii) all obligations with respect to Receivables under Section 1.4(f); (iv) the obligation to return Buyer's funds pursuant to Section 13 hereof; (v) the obligation to perform warranty work pursuant to Section 14 hereof; and (vi) obligations to share proceeds under Section 28.

17.2	Indemnification by Buyer - Subject to the terms and
conditions of this Section 17, the Buyer hereby agrees to indemnify and save harmless the Sellers and their affiliates from, against, for and in respect of any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) suffered, sustained, incurred or required to be paid by the Sellers or any of their affiliates (a) because of the untruth, inaccuracy or breach of any representation, warranty, covenant or agreement of the Buyer contained in or made pursuant to this Agreement; and (b) to the extent arising (other than from Sellers' Liabilities) from Buyer's use of the Assets or the Operations subsequent to the Closing Date, provided that any claim for indemnification pursuant to this Section 17.2 shall be asserted, by written notice, no later than twenty-four (24) months after the Closing Date (or, if such claim is based upon a covenant or agreement which, pursuant to Section 16 hereof, survives until a later date, then such claim shall be so asserted prior to such late date); provided, however, that the provisions of Section 17.2(a) shall be inapplicable until the aggregate amount of liabilities, obligations, damages and expenses suffered or sustained by the Sellers or to which Sellers become subject which would otherwise be covered by the indemnity in Section 17.2(a) exceeds in the aggregate Fifty Thousand Dollars ($50,000). The above proviso shall not, however, be applicable: (i) to Buyer's assumption of certain liabilities pursuant to Sections 1.3(i), - (v), inclusive hereinabove; (ii) the obligation to return Sellers' funds pursuant to Section 13; (iii) the obligation to make post-closing adjustments pursuant to Section 1.4(e); (iv) all obligations with respect to Receivables under Section 1.4(f); and (v) obligations to share proceeds under Section 28.

17.3	Procedure for Indemnification with Respect to Third Party
Claims - The obligations and liabilities of any party against which indemnification is sought ("Indemnifying Party") hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

a.	Any party seeking indemnification hereunder ("Indemnified
Party") agrees to give prompt written notice to any Indemnifying Party of any claim by a third party which might give rise to a claim based on the indemnity agreements contained in Sections
17.1 and 17.2 hereof, stating the nature and basis of said claim and the amount thereof, to the extent known. The Indemnifying Party shall satisfy its obligation to indemnify the Indemnified Party under this Section 17 within thirty (30) days after receipt of the foregoing notice unless the Indemnifying Party shall have elected to defend in good faith such claim as provided in subsection (b) hereof.

b.	In the event the Indemnified Party shall notify the
Indemnifying Party of any claim pursuant to subsection (a) hereof, the Indemnifying Party shall have the right to elect to defend such claim (including all actions, suits, proceeding and all proceedings on appeal or for review which counsel deem appropriate) with counsel reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within thirty (30) days after receipt of such notice. The Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants all books and records of the Indemnified Party relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

c.	So long as the Indemnifying Party is defending in good faith any such claim, the Indemnified Party shall not compromise or settle such claim, without the written consent of the Indemnifying Party.

17.4	Procedure for Claims by Buyer or Sellers - In the event
that the Buyer or the Sellers shall seek indemnification hereunder by the other with respect to any claims (other than by third parties), the party seeking indemnification shall give prompt written notice of such claim, stating the nature and basis of said claim and the amount thereof, to the extent known. Within thirty (30) days after receipt of such notice, the other party shall either pay the amount of such claim or set forth in writing any dispute with respect to such claim.

18.	Expenses

Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof, and the consummation of the transactions contemplated hereby.

19.	Notices

All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by telex, telegram, telecopy or personally, or five (5) days after mailing if sent by registered or certified mail, postage prepaid, addressed as follows:

		If to Buyer:

		L.B. Foster Company
		415 Holiday Drive
		Pittsburgh, PA  15220
		Attention:  Chief Executive Officer

		With a copy to:

		L.B. Foster Company
		415 Holiday Drive
		Pittsburgh, PA  15220
		Attention:  General Counsel

		If to Sellers:

		Franklin B. Davis
		360 Walnut Street
		Lynnfield, MA  01940

		George H. Nelson, Jr.
		9 Arrowhead Drive
		Groveland, MA  01834


		With a copy to:

		David R. Andelman, Esq.
		Lourie & Cutler, P.C.
		60 State Street
		Boston, MA  02109

20.	Access to Records after Closing

For a period of three (3) years after the Closing Date, Sellers and their representatives shall have reasonable access to all of the books and records of Sellers transferred to Buyer hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of Sellers prior to the Closing Date or related to any obligation of Sellers not assumed by Buyer pursuant to this Agreement. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 20. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such three year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may select.

For a period of three (3) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records which Sellers or any of its affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and its affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 20. If Sellers or any of its affiliates shall desire to dispose of any of such books and records prior to the expiration of such three-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

21.	Entire Agreement; Amendments

This Agreement and the Exhibits referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

22.	Interpretation

Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set for verbatim herein. Words of number may be read as singular or plural, as required by context. The authorship of this Agreement shall be irrelevant to its interpretation.

23.	Waivers

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

24.	Partial Invalidity

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

25.	Joint and Several

Each of Sellers shall be severally liable for Sellers' obligations and liabilities under this Agreement.

26.	Successor and Assigns

a.	The rights of Sellers under this Agreement shall not be
assignable by any such party prior to the Closing without the written consent of Buyer and the rights of Buyer under this Agreement shall not be assignable by Buyer prior to the Closing without the written consent of Sellers, except that the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of Sellers, to any corporation all of the outstanding capital stock of which is owned or controlled by Buyer; provided that (i) the assignee shall assume in writing all of Buyer's obligations to Sellers hereunder; and (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

b.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise) or any subsequent purchaser of any of the Assets. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 26(b) any right, remedy or claim under or by reason of this Agreement.

27.	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of Sellers and Buyer.

28.	Proceeds from the sale of used ornamental railing, which is
included in the Assets but which did not reflect any asset value within Precise's June 30, 1997 balance sheets included in
Exhibit 4.3, shall be divided equally between Foster and Precise.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed and delivered this Agreement as of the date first above written.


ATTEST:	                          		L. B. FOSTER COMPANY

/s/David L. Voltz                  	By:	/s/Lee B. Foster
----------------------------        ----------------------
David L. Voltz                      Lee B. Foster

                                    Title: President and Chief
                                           Executive Officer


                                     F&G REALTY TRUST

                                     /s/Franklin B. Davis
                                     ----------------------
                                     Trustee - Franklin B. Davis

                                     /s/George H. Nelson, Jr.
                                     ------------------------
                                     Trustee - George H. Nelson, Jr.


ATTEST:                              PRECISE FABRICATING CORPORATION

/s/George H. Nelson, Jr.             	By: /s/ Franklin B. Davis
-----------------------------             ---------------------------
George H. Nelson, Jr.                     Franklin B. Davis - President

                                      Title:  President
                                           ---------------------------